Exhibit 3.1

Articles of Amendment
To the
Amended and Restated
Articles of Incorporation
Of
Vision Bancshares, Inc.

Dated
July 26, 2002

STATE OF ALABAMA        )
:
BALDWIN COUNTY            )

ARTICLES OF AMENDMENT
to the
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
of
VISION BANCSHARES, INC.

Pursuant to Sections 10-2B-10.06 and 10-2B-6.02 of the Code of Alabama (1975), Vision Bancshares, Inc. (the “Corporation”), and pursuant to approval by its shareholders as set forth below, files the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

1.  The name of the Corporation is Vision Bancshares, Inc.

2.  The first sentence of the second paragraph of Article VI of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

“The number of Directors shall be not less than six (6) persons nor more than twenty-five (25) persons, as determined from time to time by the Board of Directors.”

3.  The above amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4.  The number of shares of common capital stock of the Corporation that were outstanding and also entitled to vote in connection with the amendment to the Amended and Restated Articles of Incorporation was 1,043,850. There are no shares issued by the Corporation entitled to vote on any matter as a class. There were 666,798 shares of common capital stock of the Corporation indisputably represented at the meeting of shareholders on June 7, 2002, when the above amendment was considered.

5.  There were 663,728 shares of common capital stock of the Corporation that were undisputably cast for the amendment and the shares cast for the amendment are sufficient for approval by the shareholders.

IN WITNESS WHEREOF, the undersigned J. Daniel Sizemore, the duly appointed Chairman of the Board of Directors of Vision Bancshares, Inc. has executed these Articles of Amendment of the Articles of Incorporation on this 26th day of July, 2002.

VISION BANCSHARES, INC.

By:	/s/ J. DANIEL SIZEMORE
J. Daniel Sizemore Chairman